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								Clifford Wildes
								387 S Shore Dr.
								Sarasota, Florida 34234



VIA FACSIMILE

(604) 683-8554
(604) 687-6650
(604) 687-3448


To:		The Board Of Directors of Wcollect.com Inc.

To:		Michael Taylor, Esquire, O'Neill & Company

To:		Ken Maude, CFO, Wcollect.com Inc.

From:		Clifford Wildes

CC:		Christine E. Lamia, Esquire

Date:		December 22, 1999

Re:		Resignation from Wcollect.com Inc.

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Effective Immediately I resign as an Officer and Director
of Wcollect.com, Inc. ("WCOLLECT") and all of its affiliates and subsidiaries, due to recent discoveries of company disputes which were not reported to the SEC and the company's failure to meet its obligations under my Non-
Exclusive Compensation Agreement.

I am returning the keys and all corporate documents in my possession to WCOLLECT's corporate counsel, Michael Taylor of O'Neill & Company, via overnight delivery. I am in the process of calculating the amount of monies owed by WCOLLECT to me pursuant to my Non-Exclusive Compensation
Agreement. Once I have the exact amount, including my business expenses, I will forward a letter to you itemizing the amount to be paid to me by WCOLLECT.

Sincerely,

/s/ Clifford Wildes

Clifford Wildes